Exhibit 99.1

deCODE genetics Announces First Quarter 2008 Financial Results

Reykjavik, ICELAND, May 1, 2008 — deCODE genetics (Nasdaq:DCGN) today announced its consolidated financial results for the quarter ended March 31, 2008. A conference call to discuss the quarter’s results and recent operating highlights will be webcast live tomorrow, Friday, May 2, at 8:00am Eastern Time/12 noon GMT/1pm British Summer Time (details below).

Net loss for the quarter ending March 31, 2008 was $26.7 million, compared to $22.6 million for the first quarter 2007. Basic and diluted net loss per share was $0.44 for the first quarter 2008, versus $0.37 for the same quarter last year. At the close of the first quarter 2008, the company had approximately 61.8 million shares outstanding.

Revenue for the first quarter of this year increased to $15.0 million from $8.6 million for the first quarter 2007. The most significant factor in this increase in revenue is the continued growth in the company’s genomic services business. At March 31, 2008, the company had $16.2 million in deferred revenue that will be recognized over future reporting periods.

Research and development expense was $12.7 million for the first quarter of this year, compared to $12.7 million for the same period last year. Our research and development expense in the past quarter includes costs related to the development and launch of our latest DNA-based tests for gauging individual risk of a growing number of common diseases and ongoing gene discovery work that is feeding our diagnostics pipeline and deCODEme service.

Selling, general and administrative expense for the first quarter of 2008 was $7.2 million, compared to $5.5 million for the 2007 period. The year-on-year increase in SG&A expense reflects in part the launch and build-up of our marketing efforts for our diagnostics and deCODEme businesses.

At March 31, 2008, the company had $69.5 million in cash, cash equivalents and investments, including restricted cash equivalents, compared to $94.1 million at December 31, 2007.

“Since the beginning of the year we have sharpened our strategic focus on capturing the commercial potential of our growing portfolio of DNA-based diagnostics for assessing risk of common diseases, and of our personal genome analysis service deCODEme™. We have what I believe are critical competitive advantages in these areas. In the first quarter, we have built out our marketing efforts to leverage these advantages, demonstrating our leadership in the breakthrough discoveries and the expertise in genetic analysis that distinguish the deCODE brand. We have also achieved positive clinical results for our heart attack and anti-platelet compounds DG051 and DG041, results which demonstrate the potential of these compounds as we pursue partnerships for later stage clinical development. I believe our progress over the past quarter demonstrates our commitment to realizing and capturing the value coming out of our capabilities in human genetics,” said Kari Stefansson, CEO of deCODE.

Recent highlights include:

Product Development

•                  Diagnostics: deCODE ProCa™. deCODE launched its fourth DNA-based reference laboratory test, deCODE ProCa™, which detects single-letter variations in the human genome (SNPs) that the company has associated with increased risk of prostate cancer. deCODE believes the test will be useful for better predicting risk of prostate cancer, helping to optimize both screening and treatment. deCODE ProCa™ detects a total of six previously discovered SNPs that have been confirmed in many populations, as well as two SNPs on chromosomes X and 2 published by deCODE in February. Because of these variants, 10% of men are at twice the risk and 1% of men are at three times the risk of the disease in the general population.

•                  Diagnostics: Breast cancer. In April, deCODE published its discovery of the fourth set of common SNPs associated with risk of estrogen receptor-positive (ER+) breast cancer. The latest SNPs are on chromosome 5p12, and although these variants confer modest risk, they are so common that they are estimated to account for approximately 11% of breast cancers overall. With this latest discovery, the genetic factors underpinning a very significant proportion of inherited risk of ER+ breast cancer have now been elucidated. Common variants previously discovered by deCODE on chromosomes 2q35 and 16q12 are together involved in an estimated 25% of ER+ breast cancers. The analysis in the April paper also reveals that a fourth known set of variants, located on chromosome 10q26 and accounting for approximately 16% of breast cancers, appear to confer risk exclusively of ER+ tumors. deCODE is applying these variants as the basis for a DNA-based reference laboratory risk-assessment test the company plans to launch in the coming months. Such a test will allow for the identification of women who may benefit from regular screening with standard as well as new, high-resolution technologies.

•                  deCODEme™. In the first quarter deCODE continued to fold its range of new gene discoveries into the deCODEme™ personal genome analysis service. The company is leveraging its breakthrough discoveries in the marketing of deCODEme™, underscoring the advantages to subscribers of choosing a genome analysis service that is not just a website, but rather a portal to world-leading science and more than a decade of experience in genotyping and data management. In the past three months, subscribers have received updates on novel genetic factors involved in prostate cancer, breast cancer, nicotine addiction and lung cancer, osteoporosis, intracranial and abdominal aortic aneurysm, and human fertility and evolution.

•                  Heart attack — DG051. In January, the company announced positive results from its Phase IIa clinical testing of DG051, deCODE’s developmental compound for the prevention of heart attack. DG051, discovered by deCODE chemists, is designed to counter risk of heart attack by reining in the activity of the leukotriene pathway, reducing the production of the pro-inflammatory molecule leukotriene B4 (LTB4). The results of the Phase IIa study confirmed that DG051 delivers significant dose-dependent reductions in LTB4 in patients with a history of heart attack or coronary artery disease and who were taking a variety of concomitant medications. The pharmacokinetic and safety profiles of the compound were favorable and similar to those seen in previous studies in healthy volunteers. The company is actively seeking a partner with whom to take the next steps in development of its leukotriene program.

•                  Arterial thrombosis: DG041. DG041 is deCODE’s novel, first-in-class antagonist of the EP3 receptor for prostaglandins E2, being developed as a next-generation oral anti-platelet therapy for preventing arterial thrombosis without increasing bleeding time. In clinical studies to date, DG041 has been shown to dramatically inhibit platelet aggregation as well as platelet activation mediated specifically through vasodilator-stimulated phosphoprotein (VASP), a biomarker useful for measuring platelet activity. These effects have been shown to be concentration-dependent and irrespective of whether patients were receiving concomitant therapy with aspirin. The company is now concluding a second clinical pharmacology study of the effects of DG041 when taken with aspirin and Plavix™. deCODE is also working on a once-daily formulation for DG041 and is exploring partnership opportunities for the latter phases of development of DG041.

Target Discovery

•                  Nicotine addiction and lung cancer. In April, deCODE scientists reported a clear link between a single SNP and susceptibility to nicotine dependence. Moreover, in part because of this impact on smoking behavior, each copy of the risk variant of this SNP confers an approximately 30% increase in risk of lung cancer and a 20% increase in risk of peripheral arterial disease (PAD), a common and debilitating constriction of the arteries to the legs. Roughly half of people of European descent carry at least one copy of the variant, which the deCODE team estimates to account for some 18% of lung cancers and 10% of cases of PAD. These are also perhaps the highest-impact risk factors yet found for either condition. deCODE plans to apply these findings in the development of a DNA-based test which can be used to aid in personalizing and increasing the effectiveness of smoking cessation efforts, and of predicting risk of lung cancer and PAD.

About deCODE

deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of diagnostics and drugs for common diseases. deCODE is a global leader in gene discovery — our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease. Through its CLIA-registered laboratory, deCODE is offering a growing range of DNA-based tests for gauging risk and empowering prevention of common diseases, including deCODE T2™ for type 2 diabetes; deCODE AF™ for atrial fibrillation and stroke; deCODE MI™ for heart attack; and deCODE ProCa™ for prostate cancer. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com; on our diagnostics website at www.decodediagnostics.com; and, for our pioneering personal genome analysis service, at www.decodeme.com.

Conference Call Information

A conference call, during which deCODE President and CEO Kari Stefansson and CFO Lance Thibault will discuss first quarter financial results and recent operating highlights, will be webcast tomorrow, Friday, May 2, at 8:00am Eastern Time/12 noon GMT/1pm British Summer Time. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, or through www.earnings.com. A replay of the call will be available on these websites for at least one week following the call. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 920841.

Condensed Consolidated Statements of Operations

	For the three months ended March 31,
	2008	2007
	In thousands, except per share amounts (unaudited)
Revenue	$14,978	$8,554
OPERATING EXPENSES
Cost of revenue	14,714	10,918
Research and development	12,653	12,676
Selling, general and administrative	7,211	5,530
Total operating expense	34,578	29,124
Operating loss	(19,600)	(20,570)
Interest income	1,037	1,991
Interest expense	(4,025)	(3,666)
Other non-operating income and (expense), net*	(4,077)	(380)
Net loss	$(26,665)	$(22,625)

Basic and diluted net loss per share:	$(0.44)	$(0.37)
Shares used in computing basic and diluted net loss per share	61,266	60,949

Condensed Consolidated Balance Sheet Data

	At March 31,	At December 31,
	2008	2007
	In thousands, (unaudited)
Cash and investments**	$69,490	$94,058
Total assets	134,055	156,208
Total liabilities	303,520	301,858
Total shareholders’ equity (deficit)	(169,465)	(145,650)

* Other non-operating expense for the three months ended March 31, 2008 principally reflects an unrealized loss resulting from the revaluation of the company’s non-current auction rate securities investments as of March 31, 2008.

** Cash and investments include cash equivalents, restricted cash equivalents and current and non-current investments.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to our ability to obtain financing and to form collaborative relationships, uncertainty regarding potential future deterioration in the market for auction rate securities which could result in additional permanent impairment charges, our ability to develop and market diagnostic products, the level of third party reimbursement for our products, risks related to preclinical and clinical development of pharmaceutical products, including the identification of compounds and the completion of clinical trials, the effect of government regulation and the regulatory approval processes, market acceptance, our ability to obtain and protect intellectual property rights for our products, dependence on collaborative relationships, the effect of competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission, including, without limitation, the risk factors identified in our most recent Annual Report on Form 10-K and any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.  deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.